Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of February 8, 2002 by and between TARGACEPT, INC., a Delaware corporation (“Employer”), and Alan Musso, an individual resident of North Carolina (“Employee”);

RECITALS:

WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services; and

WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. For the Term (as defined in Section 2), Employee shall be employed as Vice President and Chief Financial Officer. Employee will be located at the Employer’s principal executive offices in Winston-Salem, North Carolina. Employee hereby accepts and agrees to such employment, subject to the general supervision of the Board of Directors of Employer (the “Board”), the Chief Executive Officer and President. Employee shall perform such duties and shall have such powers, authority and responsibilities as are customary for one holding the position of Chief Financial Officer of a business similar to Employer and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Board, the Chief Executive Officer or the President.

2. Term of Employment. This Agreement shall commence as of February 25, 2002 (the “Effective Date”) and continue until terminated as provided in Section 6 or Section 7 (such period, the “Term”). Any termination of this Agreement shall not affect the parties’ continuing obligations under Section 5, which shall survive any such termination.

3. Compensation.

(a) For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, during the Term, a base annual salary of not less than $180,000, payable in arrears in accordance with the customary payroll practices of Employer. During the Term, Employee’s annual base salary shall be reviewed and subject to increase in accordance with Employer’s standard policies and procedures. Without limiting the generality of the foregoing, Employee’s base annual salary shall be increased annually to the extent necessary to stay in line with the median base salary of employees of a similar level in comparable companies as described in the then current Radford Biotechnology Compensation Report.

(b) Employee shall be eligible to earn an annual bonus during the Term of up to 25% of Employee’s annual base salary, or such higher amount as determined by the Board of Directors (or a compensation committee thereof). The eligibility for the target bonus shall be based upon the achievement of performance objectives mutually agreed upon by Employee and Employer and shall be payable within thirty (45) days of the end of each fiscal year.

(c) All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

(d) Employee shall be granted a relocation package attached hereto as Exhibit A.

(e) Employee shall be granted an incentive stock option to purchase 165,000 shares of Employer’s common stock under the terms of Employer’s 2000 Equity Incentive Plan and pursuant to a form of option agreement attached hereto as Exhibit B (the “Option Agreement”). The incentive option shall have a term often years and an exercise price of $0.68 per share and shall vest ratably over the twelve (12) quarters commencing twelve (12) months from the Effective Date. Any terms contained in this Agreement regarding the exercisability or vesting of such options, including without limitation this Section 3(e) and Section 7, shall be reflected in the terms of the Option Agreement. Employee shall also be eligible to receive additional awards thereunder in the discretion of the Board (or a compensation committee thereof).

(f) Employee shall also be entitled to holidays, sick leave and other time off and to participate in those life, health or other insurance plans and other employee pension and welfare benefit programs, plans, practices and benefits generally made available from time to time to all employees of Employer; provided that nothing herein shall obligate Employer to continue any of such benefits for Employee if discontinued for other employees. Without limiting the foregoing, Employee shall be entitled to paid vacation during each fiscal year of the term of twenty (20) days.

4. Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement and also, to the extent consistent with Employer’s policy, for any dues and costs of appropriate professional organization and continuing professional education, in each case subject to such reasonable documentation and substantiation as Employer shall require.

5. Covenants of Employee.

(a) Covenant Not to Compete. Employee covenants that during the “Noncompetition Period” (as defined in Section 5(g)) and within the “Noncompetition Area” (as defined in Section 5(h)), he shall not, directly or indirectly, as principal, agent, officer, director, shareholder, member, employee, consultant or trustee, or through the agency of any person, firm, corporation, partnership, limited liability company, association or other entity (collectively,

“Entity”), engage in the “Business” (as defined in Section 5(i)). Without limiting the generality of the foregoing, Employee agrees that during the Noncompetition Period and within the Noncompetition Area, he shall not be (i) the owner of the outstanding capital stock or other equity interests of any Entity (other than Employer or its affiliates) that, directly or indirectly, engages in the Business; or (ii) an officer, director, partner, manager, member, consultant or employee of any Entity that, directly or indirectly, engages in the Business; provided, that this Section 5 (a) shall not prevent Employee from (A) being an employee of any area or division of any Entity to the extent that such area or division does not, directly or indirectly, engage in the Business or (B) beneficially owning less than 1% of the stock of a corporation traded on a national securities exchange or The Nasdaq National Market.

(b) Nondisclosure Covenant. The parties acknowledge that Employer and its affiliates are enterprises whose success is attributable largely to the ownership, use and development of certain valuable confidential and proprietary information (the “Proprietary Information”), and that Employee’s employment with Employer will involve access to and work with such information. Employee acknowledges that his relationship with Employer is a confidential relationship, and agrees that (i) he shall keep and maintain the Proprietary Information in strictest confidence, and (ii) he shall not, either directly or indirectly, use any Proprietary Information for his own benefit, or divulge, disclose or communicate any Proprietary Information in any manner whatsoever to any person or Entity other than to employees or agents of Employer having a need to know such Proprietary Information to perform their responsibilities on behalf of Employer, and to other persons or Entities in the normal course of Employer’s business. This nondisclosure obligation shall apply to all Proprietary Information, whether or not Employee participated in the development thereof. Upon termination of his employment with Employer for any reason, Employee will return to Employer all Proprietary Information in any medium and all other documents, data, materials or property of Employer (including any copies thereof) in his possession. For purposes of this Agreement, the term “Proprietary Information” shall include any and all proprietary information related to the business of Employer and its affiliates and stockholders, or to any of their products, services, sales or operations, which is not generally known to the public, specifically including (but without limitation): trade secrets, processes, formulae, compounds and properties thereof, data, files, research results, computer programs and related source codes and object codes, improvements, inventions, techniques, marketing plans, strategies, forecasts, copyrightable material, suppliers, methods and manner of operations; information relating to the identity, needs and location of all past, present and prospective customers; and information with respect to the internal affairs of Employer and its affiliates. Such Proprietary Information may or may not contain legends or other written notice that it is of a confidential or proprietary nature. The parties stipulate that, as between them, the above-described matters are important and confidential and gravely affect the successful conduct of the business of Employer and its affiliates and that any breach of the terms of this Section 5(b) shall be a material breach of this Agreement.

(c) Nonsolicitation Covenant. Employee covenants that during the Noncompetition Period he shall not, directly or indirectly, on behalf of himself or any Entity, call upon any of the customers or clients of Employer (or potential customers or clients whose business Employee solicited on behalf of Employer or about whose needs Employee gained information during his employment with Employer) for the purpose of soliciting or providing any product or service similar to that provided by Employer, nor will he, in any way, directly or indirectly, on behalf of himself or any Entity solicit, divert or take away, or attempt to solicit, divert, or take away any of the customers, clients, business or patrons of Employer (or potential customers or clients whose business Employee solicited on behalf of Employer or about whose needs Employee gained information during his employment with Employer). Employee further covenants that during the Noncompetition Period he shall not, directly or indirectly, on behalf of himself or any Entity, solicit, induce or encourage any person to leave the employ of Employer.

(d) Inventions. All inventions, designs, formulae, processes, discoveries, drawings, improvements and developments made by Employee, either solely or in collaboration with others, during his employment with Employer, whether or not during working hours, and relating to any methods, apparatus, products, compounds, services or deliverables which are made, furnished, sold, leased, used or developed by Employer or its affiliates or which pertain to the Business (the “Developments”) shall become and remain the sole property of Employer. Employee shall disclose promptly in writing to Employer all such Developments. Employee acknowledges and agrees that all Developments shall be deemed “works made for hire” within the meaning of the United States Copyright Act, as amended. If, for any reason, such Developments are not deemed works made for hire, Employee hereby assigns to Employer all of his right, title and interest (including, but not limited to, copyright and all rights of inventorship) in and to such Developments. At the request and expense of Employer, whether during or after employment with Employer, Employee shall make, execute and deliver all application papers, assignments or instruments; and perform or cause to be performed such other lawful acts as Employer may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents (including reissues, continuations and extensions thereof) and copyrights related to such Developments or in vesting in Employer full legal title to such Developments. Employee shall assist and cooperate with Employer or its representatives in any controversy or legal proceeding relating to such Developments, or to any patents, copyrights or trade secrets with respect thereto. If for any reason Employee refuses or is unable to assist Employer in obtaining or enforcing its rights with respect to such Developments, he hereby irrevocably designates and appoints Employer and its duly authorized agents as his agents and attorneys-in-fact to execute and file any documents and to do all other lawful acts necessary to protect Employer’s rights in the Developments. Employee expressly acknowledges that the special foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive (i) his death or incompetency, (ii) the termination of his employment with Employer and (iii) the termination of this Agreement.

(e) Independent Covenants. Each of the covenants on the part of Employee contained in Sections 5(a), (b), (c) and (d) of this Agreement shall be construed as an agreement independent of each other such covenant. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any such covenant.

(f) Reasonableness; Injunction. Employee acknowledges that his covenants contained in Section 5 of this Agreement are reasonably necessary for the protection of

Employer and its affiliates and their businesses, and that such covenants are reasonably limited with respect to the activities prohibited, the duration thereof, the geographic area thereof, the scope thereof and the effect thereof on Employee and the general public. Employee further acknowledges that violation of the covenants would immeasurably and irreparably damage Employer and its affiliates, and by reason thereof Employee agrees that for violation or threatened violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation or threatened violation of this Agreement. Employee consents to the issuance of such injunction. Furthermore, Employer shall, in addition to any other rights or remedies available to it, at law or otherwise, be entitled to reimbursement of court costs, attorneys’ fees and other expenses incurred as a result of a breach of this Agreement. Employee agrees to reimburse Employer for such expenses promptly following a final determination that he has breached this Agreement.

(g) Noncompetition Period. “Noncompetition Period” shall mean the period commencing on the Effective Date and continuing until nine (9) months following termination of this Agreement.

(h) Noncompetition Area. The “Noncompetition Area” shall consist of the entire world.

(i) Business. For the purposes of this Agreement, the “Business” shall mean the business of developing, manufacturing, marketing or selling therapeutic products that use synthetic nicotinic cholinergic compounds.

6. Disability. Upon the “disability” of Employee, this Agreement may be terminated by action of the Board upon 30 days prior written notice (the “Disability Notice”), such termination to become effective only if such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Term originally provided for hereunder. Such termination shall not prejudice any benefits payable to Employee that are fully vested as of the date of such termination. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a). A “disability” of Employee shall be deemed to exist at all times that Employee is considered by the insurance Employer which has issued any policy of disability insurance owned by Employer or for which premiums are paid by Employer (the “Employer Policy”) to be totally disabled under the terms of such policy. In the event there is no Employer Policy, “disability” shall mean the inability, by reason of physical or mental incapacity, impairment or infirmity, of Employee to perform, upon request, his regular duties required herein for six consecutive months, and the determination of the existence or nonexistence of disability shall be made by a medical doctor who is licensed to practice medicine in the State of North Carolina mutually acceptable to the Board and to Employee (or, if Employee is incapacitated, his spouse).

7. Termination.

(a) If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term; provided that such termination shall not prejudice any benefits payable to Employee or Employee’s beneficiaries that are fully vested as of the date of death.

(b) Employer may terminate Employee’s employment under this Agreement at any time with or without Just Cause. Any termination without Just Cause shall be effective only on thirty (30) days prior written notice to Employee. Any termination with Just Cause shall be effective immediately or at such other time set by the Board. “Just Cause” shall mean (i) Employee’s willful and material breach of this Agreement and his continued failure to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following written notice of such breach to Employee from the Board; (ii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, (iii) Employee’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition or assets of Employer; or (iv) Employee’s intentional damage or destruction of substantial property of Employer. Just Cause shall be determined by the Board in its reasonable discretion and the particulars of any determination shall be provided to Employee in writing. At any time within ninety (90) days of receipt by Employee in writing of such determination, Employee may object to such determination in writing and submit the determination to arbitration in accordance with Section 9(j). If such determination is overturned in arbitration, Employee will be treated as having been terminated without Just Cause and shall be entitled to the benefits of Section 7(d).

(c) Employee may voluntarily terminate his employment with Employer on thirty (30) days prior written notice to Employer.

(d) Upon any termination pursuant to this Section 7, Employee shall be entitled to receive a lump sum equal to any base salary, target bonus and other compensation earned and due but not yet paid through the effective date of termination. In addition, if this Agreement and Employee’s employment hereunder is terminated by (i) Employer (or its successor) other than for Just Cause, or (ii) Employee for Good Reason, Employee shall be entitled to the following:

(A) severance, payable monthly, equal to Employee’s then current base salary for nine (9) months following such termination or, if shorter, until such time as Employee secures other employment (the “Severance Period”);

(B) six (6) months acceleration of unvested stock options to purchase capital stock or restricted stock of the Employer held by Employee;

(C) the health care (including medical and dental) and life insurance benefits coverage provided to Employee at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Employee reaches age 65 or similar events), for the Severance Period, followed by COBRA election rights. Any additional coverages Employee had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs Employee was paying for such coverages at the time of termination shall continue to be paid by Employee. If the terms of any benefit plan referred to in this section do not permit continued participation by Employee, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee, and

(D) outplacement counseling services selected by Employee, up to a maximum of $ 10,000.

(e) If Employer (or its successor) terminates Employee’s employment for Just Cause, Employee shall forfeit any unexercised vested stock options at the date of termination. If Employee terminates his employment or if Employer (or its successor) terminates Employee’s employment without Just Cause, Employee shall have ninety (90) days from the date of termination to exercise any vested options.

(f) For purposes hereof, Good Reason shall mean the occurrence of any of the following events without Employee’s express written consent:

(A) the breach by Employer (or any successor entity) of any material provision of this Agreement;

(B) any purported termination of the employment of Employee by Employer (or any successor entity) which is not effected in accordance with this Agreement;.

(C) any failure of the Employer (or any successor entity) to pay Employee and amounts of base salary or bonus compensation that have become due and payable to Employee within thirty (30) days after Employee has given Employer (or any successor entity) notice of demand therefor.

(g) Except as otherwise provided in this Section 7, upon termination of this Agreement for any reason, Employee shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of Employer’s regular severance plans or policies, or any other payment whatsoever. Employee agrees that the payments and benefits provided hereunder, subject to the terms and conditions hereof shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under any employee benefit plan of Employer.

8. Best Efforts of Employee. Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents perform all the duties that may be required of him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer, commensurate with his position. Such duties shall be rendered at such place as Employer designates and employee acknowledges that he may be required to travel as shall reasonably be required to promote the business of Employer. To the extent reasonably required by the duties assigned to him, Employee shall devote substantially all his time, attention, knowledge and skills to the business and interest of Employer and shall be entitled to all the benefits, profits and other issue arising from or incident to all work, service and advice of Employee. During the Term, Employee shall not be interested, directly or indirectly, in any manner as partner, manager, officer, director, shareholder, member, adviser, consultant, employee or in any other capacity in any other business; provided, that nothing herein contained shall be deemed to prevent or limit the right of Employee to beneficially own less than 1% of the stock of a corporation traded on a national securities exchange or The Nasdaq National Market as long as such passive investment does not interfere with or conflict with the performance of services to be rendered hereunder.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts of law principles thereof.

(b) This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof, and supersedes in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer or any of its affiliates relating to the terms of Employee’s employment by Employer, and all such agreements, understandings and arrangements are hereby terminated and are of no force and effect. Employee hereby expressly disclaims any rights under any such agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same instrument.

(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

Targacept, Inc.

200 East First Street

Suite 300

Winston-Salem, North Carolina 27101

Attn: President

To Employee:

Alan Musso

110 Montauk Point Place

Cary, North Carolina 27513

Notices given in person or by overnight courier service shall be deemed given when delivered in person or the day after delivery to the courier addressed to the address required by this Section 9(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

(e) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f) This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any successors or assigns of either party hereto.

(g) For purposes of this Agreement, employment of Employee by any affiliate of Employer shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the Term, it being the intention of the parties hereto that employment of Employee by any affiliate of Employer shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer.

(h) The respective rights and obligations of the parties hereunder shall survive any termination of the Term or Employee’s employment with Employer to the extent necessary to preserve such rights and obligations for their stated durations.

(i) In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, the prevailing party, in addition to all other rights and remedies hereunder or as provided by law, shall be entitled to reasonable attorneys’ fees and costs of suit. Employer shall reimburse Employee for the reasonable fees and expenses of counsel to Employee for the original negotiation of this Agreement.

(j) Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration panel, which shall consist of three members, may be entered in any court having jurisdiction. Any arbitration shall be held in Winston-Salem, North Carolina, unless otherwise agreed in writing by the parties. One arbitrator shall be selected by Employee, one arbitrator shall be selected by Employer, and the third arbitrator shall be selected by the two arbitrators selected by Employee and Employer.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy

J. Donald deBethizy, Ph.D.
President and CEO

EMPLOYEE:

/s/ Alan Musso

Alan Musso

EXHIBIT A

RELOCATION PACKAGE

Lump Sum Moving Moving Expenses Closing Costs

$10,000

100% of Moving Company (Estimated at $9,000)

Normal Costs associated with a closing but excludes points, homeowners insurance, pro-rata taxes and interest). This includes the sale of current residence and purchase of new residence.

Temporary Housing	Targacept, Inc. will provide temporary housing from the first date of employment through June 30,2002.

Standard & Customary Benefits Package

•	Medical Insurance

•	Dental Insurance

•	6% 401(k) Match

•	Life Insurance (2 times annual salary)

•	Accidental Death Insurance

•	Short-Term Disability

•	Long-Term Disability

•	11 Paid Holidays

•	4 Weeks Vacation (paid at year end for any unused days)

EXHIBIT B

OPTION AGREEMENT

2000 EQUITY INCENTIVE PLAN

OF

TARGACEPT, INC.

Stock Option Agreement

                    name

Date Option granted:                         .

Date Option expires:                         .

Number of shares subject to Option: 165,000 shares.

Option price (per share): $0.68.

Class of Option: Incentive.

Date Installment First Exercisable	Number of Shares in Installment
March 31, 2003	41,250.00
June 30, 2003	10,312.00
September 30, 2003	10,313.00
December 31, 2003	10,312.00
March 31, 2004	10,313.00
June 30, 2004	10,312.00
September 30, 2004	10,313.00
December 31, 2004	10,312.00
March 31, 2005	10,313.00
June 30, 2005	10,312.00
September 30, 2005	10,313.00
December 31, 2006	10,312.00
March 31, 2006	10,313.00